Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Announces Pricing of its $50 Million
Monthly Income Senior Notes Offering

Philadelphia, PA, May 29, 2003 – PMA Capital Corporation (NASDAQ: PMACA) reported today that it has priced its previously announced $50 million offering of 8.50% monthly income senior notes due June 15, 2018. PMA Capital anticipates that the transaction will close on Thursday, June 5, 2003.

PMA Capital intends to use the net proceeds from the offering to repay the remaining $13 million of outstanding debt under its revolving credit facility, to increase the capital and surplus of its insurance subsidiaries, and for general corporate purposes.

The notes are general, senior unsecured obligations of PMA Capital and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The debentures bear interest at a rate of 8.50% per annum, payable monthly, beginning on June 15, 2003.

Ferris, Baker Watts, Incorporated served as the lead manager with Advest, Inc. and Sandler O’Neill & Partners, L.P. serving as co-managers. PMA Capital has granted the underwriters an option to purchase up to an additional $7.5 million principal amount of notes sold to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes to be offered, nor shall there be any sale of senior notes in any state in which such offer, solicitation or sale would be unlawful. Offers for the senior notes will be made only by means of a prospectus (including a final prospectus supplement) forming a part of PMA Capital’s effective registration statement. Copies of the prospectus, with respect to the offering, which includes more information regarding the Company and charges and expenses of the offering, may be obtained from Ferris, Baker Watts, 250 West Pratt Street, Baltimore, Maryland 21201; telephone: 410.230.2230 or 800.247.7223 or by faxing requests to 410.230.2268. Read the prospectus carefully before you invest.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group. For additional information about PMA Capital and its specialty insurance businesses, please visit us at www.pmacapital.com.

Certain statements in this release may constitute “forward-looking statements” within the meaning of The Private Securities Litigation and Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements as discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.